        Exhibit 10.9
PERFORMANCE STOCK UNIT AWARD AGREEMENT
This Performance Stock Unit Award (“Award”) is awarded by Motorola Solutions, Inc. (the “Company” or “Motorola Solutions”) to:

“Date of Grant”	“Grantee”
%%OPTION_DATE,'Month DD, YYYY'%-%	%%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%

WHEREAS, Grantee is receiving the Award of Performance Stock Units (as a type of Restricted Stock Unit) under Section 8 of the Motorola Solutions Amended and Restated Omnibus Incentive Plan of 2015, as may be amended (the “Omnibus Plan”); and
WHEREAS, the Award is being made by the Compensation and Leadership Committee (the “Compensation Committee”) of the Board of Directors of the Company as provided in the Motorola Solutions Long Range Incentive Plan, as Amended and Restated February 11, 2021 (the “LRIP”).
NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company hereby awards Performance Stock Units to Grantee on the following terms and conditions:
1.Award of Performance Stock Units. The Company hereby grants to Grantee a target number of %%SHARES_PERIOD1,'999,999,999'%-% Motorola Solutions Performance Stock Units (the “PSUs”) subject to the terms and conditions set forth below and subject to adjustment as provided in the LRIP and the Omnibus Plan, which provides an opportunity to earn up to a maximum number of shares of Motorola Solutions Common Stock (“Common Stock”) equal to 250% of such target number. No PSU shall be paid unless earned in accordance with this agreement. All PSUs that become earned pursuant to this agreement shall be paid in whole shares of Common Stock; no fractional shares shall be credited or delivered to Grantee. The PSUs are granted pursuant to the Omnibus Plan and are subject to all of the terms and conditions of the Omnibus Plan, and shall only be subject to the LRIP as specifically referenced in this Award.
2.Restrictions. The PSUs are being awarded to Grantee subject to the transfer and forfeiture conditions set forth below (the “Restrictions”):
a.No Assignment. The PSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.
b.Restricted Conduct. If Grantee engages in any of the conduct described in subparagraphs (i) through (v) below for any reason, in addition to all remedies in law and/or equity available to the Company or any Subsidiary (as defined in the LRIP), including the recovery of liquidated damages, Grantee shall forfeit all PSUs. For purposes of subparagraphs (i) through (v) below, “Company” or “Motorola Solutions” shall mean Motorola Solutions, Inc. and/or any of its Subsidiaries.
(i)Confidential Information. During the course of Grantee’s employment with the Company or any Subsidiary and (A) at any time thereafter, Grantee uses or discloses, except on behalf of the Company and pursuant to the Company’s directions, any trade secrets of the Company, and (B) for fifteen years following the termination of Grantee’s employment with the Company or any Subsidiary, Grantee uses or discloses, except on behalf of the Company and pursuant to the Company’s directions, any Company Confidential Information (as defined in Section 20 below); and/or

(ii)Solicitation of Employees. During Grantee’s employment and for a period of one year following the termination of Grantee’s employment for any reason, Grantee hires, recruits, solicits or induces, or causes, allows, permits or aids others to hire, recruit, solicit or induce, or to communicate in support of those activities, any employee of the Company who possesses Confidential Information (as defined in Section 20 below) of the Company to terminate his/her employment with the Company and/or to seek employment with Grantee’s new or prospective employer, or any other company; and/or
(iii)Solicitation of Customers. During Grantee’s employment and for a period of one year following the termination of Grantee’s employment for any reason, Grantee, directly or indirectly, on behalf of Grantee or any other person, company or entity, solicits or participates in soliciting, products or services competitive with or similar to products or services offered by, manufactured by, designed by or distributed by the Company to any person, company or entity which was a customer or potential customer for such products or services and with which Grantee had direct or indirect contact regarding those products or services or about which Grantee learned Confidential Information (as defined in Section 20 below) at any time during the two years prior to Grantee’s termination of employment with the Company; and/or
(iv)Non-Competition regarding Products or Services. During Grantee’s employment and for a period of one year following the termination of Grantee’s employment for any reason, Grantee, directly or indirectly, in any capacity, provides products or services competitive with or similar to products or services offered by the Company to any person, company or entity which was a customer for such products or services and with which customer Grantee had direct or indirect contact regarding those products or services or about which customer Grantee learned Confidential Information at any time during the two years prior to Grantee’s termination of employment with the Company; and/or
(v)Non-Competition regarding Activities. During Grantee’s employment and for a period of one year following the termination of Grantee’s employment for any reason, Grantee engages in activities which are entirely or in part the same as or similar to activities in which Grantee engaged at any time during the two years preceding termination of Grantee’s employment with the Company, for any person, company or entity in connection with products, services or technological developments (existing or planned) that are entirely or in part the same as, similar to, or competitive with, any products, services or technological developments (existing or planned) on which Grantee worked at any time during the two years preceding termination of Grantee’s employment. This paragraph applies in countries in which Grantee has physically been present performing work for the Company at any time during the two years preceding termination of Grantee’s employment.
c.Recoupment Policy. The PSUs are subject to the terms and conditions of the Company’s Policy Regarding Recoupment of Incentive Payments upon Financial Restatement, as such policy is in effect on the Date of Grant, including as it may be amended to comply with Section 10D of the Exchange Act (as defined in Section 9 below) (such policy, being the “Recoupment Policy”), as set forth in more detail in the LRIP.
Grantee expressly agrees that the Company may take such actions as are necessary or appropriate to effectuate the foregoing (as applicable to Grantee) or applicable law without further consent or action being required by Grantee. For purposes of the foregoing and as a condition to the grant, Grantee expressly and explicitly authorizes the Company to issue instructions, on Grantee’s behalf, to the Designated Broker (as defined below) (or any other stock plan service provider engaged by the Company to administer awards granted under the Omnibus Plan) to re-convey, transfer or otherwise return such shares of Common Stock and/or other amounts to the Company.

“Designated Broker” means E*TRADE Financial Services LLC or such other stock plan service provider as may be selected by the Company in the future for purposes of assisting the Company with the implementation, administration and management of the Omnibus Plan.
Grantee is hereby advised in writing to consult with an attorney before entering into the restrictions outlined in this Section 2. Grantee acknowledges that prior to acceptance of this Award, Grantee has been advised by the Company of Grantee’s right to seek independent advice from an attorney of Grantee’s own selection regarding this agreement, including the restraints imposed upon Grantee pursuant to this Section 2. Grantee acknowledges that Grantee has entered into this agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this agreement after being given the opportunity to consult with counsel. Grantee further represents that in entering into this agreement, Grantee is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents which are not expressly set forth herein, and that Grantee is relying only upon Grantee’s own judgment and any advice provided by Grantee’s attorney. Grantee acknowledges that Grantee has been provided at minimum 14 calendar days to review the provisions contained herein.
Notwithstanding the foregoing, nothing in this Section 2 is intended to or shall limit, prevent, impede or interfere with Grantee’s non-waivable right, without prior notice to the Company, to provide information to the government, participate in investigations, testify in proceedings regarding the Company or any Subsidiary’s past or future conduct, engage in any activities protected under whistleblower statutes, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency (and for purpose of clarity, Grantee is not prohibited from providing information voluntarily to the U.S. Securities and Exchange Commission pursuant to Section 21F of the Exchange Act). Grantee does not need prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that Grantee has made such reports or disclosures.
In addition, and notwithstanding the foregoing, the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.
3.Earning. Subject to the remaining terms and conditions of this Award, and provided the PSUs have not been forfeited as described in Section 2 above, the PSUs will be earned as follows:
a.Performance Period. The PSUs will be earned and payable, if at all, based on the Company’s performance from [_________], 20[__] until [_______], 20[__] (the “Performance Period”) to the extent provided in the following schedule, to be determined following the Compensation Committee’s certification of the achievement of the applicable performance criteria set forth in Appendix A (such date, the “Performance Certification Date”), which certification shall occur in no event later than March 15 of the year following the end of the Performance Period for which the PSUs may be earned:

(A) PSUs Eligible to be Earned	(B) Payout Factor	(C) Number of PSUs Earned
100% of Target PSU Award	See Appendix A for Payout Factors	Target PSU Award (Column A) times Payout Factor (Column B)

Any PSUs that fail to be earned pursuant to Section 3(a) shall be forfeited, subject to the special provisions set forth in Sections 3(b) and (c). Any unearned PSUs shall be automatically forfeited upon Grantee’s termination of employment with Motorola Solutions prior to the last day of the Performance Period for any reason other than as specifically set forth in Sections 3(b) and (c) below. The Company will not be obligated to pay Grantee any consideration whatsoever for forfeited PSUs. For the avoidance of doubt, Grantee must remain employed on the last day of the Performance Period in order to earn any PSUs pursuant to this Award, except as explicitly set forth in this Award; provided, however, that if Grantee takes a Leave of Absence (as defined in the LRIP) from Motorola Solutions or a Subsidiary, such period shall constitute continued employment for purposes of this Award; provided, further, that, in such circumstances, the total number of PSUs that may become earned and payable to Grantee shall be pro-rated in accordance with the terms and conditions set forth in the LRIP.
b.Total and Permanent Disability or Death. Upon the occurrence of Grantee’s termination of employment with Motorola Solutions and its Subsidiaries due to Total and Permanent Disability (as defined in the LRIP) or death, in each case prior to the last day of the Performance Period, the target number of PSUs for the Performance Period shall become fully earned, assuming achievement of the applicable performance criteria at the target performance level, such that if the Award becomes earned pursuant to this Section 3(b), the Payout Factor shall be deemed to equal 1 (one).
c.Certain Terminations of Employment. Upon the occurrence of Grantee’s termination of employment with Motorola Solutions and its Subsidiaries due to (i) a Divestiture (as defined in the LRIP) that occurs during the final calendar year of the Performance Period, (ii) Grantee’s termination of employment by Motorola Solutions or a Subsidiary for reasons other than for Serious Misconduct (as defined in the LRIP) during the final calendar year of the Performance Period, or (iii) Retirement (as defined in the LRIP) prior to the last day of the Performance Period, and if the PSUs have not been forfeited as described in Section 2 above, then a number of PSUs for the Performance Period shall remain subject to performance through the end of the Performance Period and shall become earned based upon actual achievement of the applicable performance criteria set forth in Appendix A for the Performance Period on a pro rata basis in an amount equal to (A) the number of PSUs under this Award that become earned based on actual performance as described in this Section 3(c), multiplied by (B) a fraction, the numerator of which is the number of completed full months of service by Grantee from the beginning of the Performance Period to Grantee’s date of termination and the denominator of which is the number of months in the Performance Period.
4.Payment and Settlement of Earned PSUs.
a.General. Upon the earning of the PSUs described in Section 3 above, the Company shall, at its election, either: (i) establish a brokerage account for Grantee and credit to that account the number of shares of Common Stock of the Company equal to the number of PSUs that have been earned; or (ii) deliver to Grantee a certificate representing a number of shares of Common Stock equal to the number of PSUs that have been earned. Such earned PSUs shall be paid and settled as soon as practicable following the Performance Certification Date, but in no event later than March 15 of the year following the end of the Performance Period for which the PSUs were earned.
b.Total and Permanent Disability or Death. Upon the occurrence of Grantee’s termination of employment with Motorola Solutions and its Subsidiaries due to Total and Permanent Disability or death prior to the last day of the Performance Period (as described in Section 3(b) above), the PSUs that become earned pursuant to Section 3(b) shall be settled within 30 days of Grantee’s termination of employment due to Grantee’s Total and Permanent Disability or death.

c.Certain Terminations of Employment. Upon the occurrence of Grantee’s termination of employment with Motorola Solutions and its Subsidiaries due to (i) a Divestiture (as defined in the LRIP) that occurs during the final calendar year of the Performance Period, (ii) Grantee’s termination of employment by Motorola Solutions or a Subsidiary for reasons other than for Serious Misconduct (as defined in the LRIP) during the final calendar year of the Performance Period, or (iii) Retirement (as defined in the LRIP) prior to the last day of the Performance Period (each as described in Section 3(c) above), the PSUs that become earned PSUs in accordance with Section 3(c) will be payable as soon as practicable following the Performance Certification Date, based on the applicable performance criteria set forth in Appendix A, but in no event later than March 15 of the year following the end of the Performance Period for which the PSUs were earned; provided, however, that in the event that any of the events described in clauses (i), (ii), or (iii) above occurs prior to the end of the Performance Period and a Change in Control subsequently occurs after such event but prior to the end of the Performance Period, the PSUs that become earned PSUs in accordance with Section 3(c) shall be paid within 30 days of the consummation of such Change in Control.
5.Change in Control.
a.Notwithstanding anything in Sections 3 and 4 of this Award to the contrary, if a Change in Control of the Company occurs prior to the end of the Performance Period, and the successor corporation (or parent thereof) does not assume this Award or replace it with an economically equivalent award, then the target number of PSUs for the Performance Period during which such Change in Control occurs shall become fully earned, assuming achievement of the applicable performance criteria at the target performance level; provided, however that, with respect to any Award that is assumed or replaced, such assumed or replaced Award shall (i) no longer be subject to any performance condition, which shall be deemed satisfied at the target performance level for such assumed or replaced Award (i.e., the Payout Factor shall be deemed to equal one (1)), and (ii) be subject only to a time-based vesting period substantially equivalent to the applicable remaining Performance Period for such award; provided, further, that replacement awards shall be subject to accelerated vesting upon the occurrence of any of the following within 24 months following such Change in Control (or such lesser period as may remain in the Performance Period) (each a “Qualifying Termination”): (A) if Grantee’s employment is involuntarily terminated for a reason other than Cause, (B) if Grantee resigns for Good Reason, or (C) Grantee is eligible or becomes eligible for Retirement. For purposes of this paragraph, the terms “Change in Control,” “Cause,” and “Good Reason” are defined in the Omnibus Plan. In the event that Grantee’s employment is terminated for any reason prior to satisfying the time-based vesting condition, other than pursuant to a Qualifying Termination, the Award shall immediately and automatically be forfeited.
b.Upon the occurrence of a Change in Control prior to the end of the Performance Period, all PSUs that become earned pursuant to Section 5(a) above by reason of the failure of the successor corporation (or parent thereof) in the Change in Control to assume this Award or replace it with an economically equivalent award shall be settled within 30 days of the consummation of the Change in Control.
c.Upon the occurrence of a Change in Control prior to the end of the Performance Period and the subsequent assumption or replacement of this Award with an economically equivalent award by the successor corporation (or parent thereof) in the Change in Control, the settlement of any such assumed or replacement award that becomes payable to Grantee on account of Grantee’s Qualifying Termination shall be settled within 30 days following such Qualifying Termination; provided, however that in the event that Grantee is eligible or becomes eligible for Retirement prior to a Qualifying Termination, such award will be settled no later than March 15 of the calendar year following later of (x) the calendar year in which the Change in Control occurs, or (y) the calendar year in which Grantee is eligible or becomes eligible for Retirement.

6.Whole Shares. All earned PSUs shall be paid in whole shares of Common Stock; no fractional shares shall be credited or delivered to Grantee.
7.Adjustments. The PSUs shall be subject to adjustment as provided in Section 15 of the Omnibus Plan.
8.Dividends. No dividends (or dividend equivalents) shall be paid with respect to unearned PSUs credited to Grantee’s account.
9.Withholding Taxes. The Company is entitled to withhold applicable taxes for the respective tax jurisdiction attributable to this Award or any payment made in connection with the PSUs. If Grantee is not subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) at the time applicable taxes are assessed, the Company, in its sole discretion, may satisfy its tax withholding responsibilities, in whole or in part, by either (a) electing to withhold a sufficient number of shares of Common Stock otherwise deliverable in connection with the applicable PSUs that are earned, the Fair Market Value of which shall be determined on the Payment Date (as such terms are defined in Section 20 below) in accordance with Section 20 below, to satisfy Grantee’s tax withholding obligation or (b) requiring Grantee to pay, by cash or certified check, the amount necessary to satisfy Grantee’s tax withholding obligation. If Grantee is subject to Section 16 of the Exchange Act at the time applicable taxes are assessed, Grantee may satisfy any withholding obligation, in whole or in part, by either (i) electing to have the Company withhold a sufficient number of shares of Common Stock otherwise deliverable in connection with the applicable PSUs that are earned, the Fair Market Value of which shall be determined on the Payment Date (as such terms are defined in Section 20 below) in accordance with Section 20 below, to satisfy Grantee’s tax withholding obligation or (ii) paying, by cash or certified check, the amount necessary to satisfy Grantee’s tax withholding obligation.
10.Voting and Other Rights.
a.Grantee shall have no rights as a stockholder of the Company in respect of the PSUs, including the right to vote and to receive cash dividends and other distributions until delivery of certificate or equivalent representing shares of Common Stock in satisfaction of the PSUs.
b.The grant of PSUs does not confer upon Grantee any right to continue in the employ of the Company or a Subsidiary or to interfere with the right of the Company or a Subsidiary to terminate Grantee’s employment at any time.
11.Funding. No assets or shares of Common Stock shall be segregated or earmarked by the Company in respect of any PSUs awarded hereunder. The grant of PSUs hereunder shall not constitute a trust and shall be solely for the purpose of recording an unsecured contractual obligation of the Company.
12.Nature of Award. By accepting this agreement, Grantee acknowledges Grantee’s understanding that the grant of PSUs under this agreement is completely at the discretion of Motorola Solutions, and that Motorola Solutions’ decision to make this Award in no way implies that similar awards may be granted in the future or that Grantee has any guarantee of future employment. Nor shall this or any such grant interfere with Grantee’s right or the Company’s right to terminate such employment relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between Grantee and the Company. Grantee’s acceptance of this Award is voluntary. The Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary.
13.Acknowledgements. With respect to the PSUs, this agreement is the entire agreement with the Company. No waiver of any breach of any provision of this agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this agreement shall be severable and in the event that any provision of this agreement shall be found by any court as specified in Section 19 below to be unenforceable, in whole or in part, the remainder of this agreement shall nevertheless be enforceable and binding on the parties. Grantee hereby agrees that the court may modify any invalid, overbroad or unenforceable term of this agreement so that such term, as modified, is valid and enforceable under applicable law. Further, by accepting any Award under this agreement, Grantee affirmatively states that she or he has not, will not and cannot, rely on any representations not expressly made herein.
14.Motorola Solutions Assignment Rights. Motorola Solutions shall have the right to assign this agreement, which shall not affect the validity or enforceability of this agreement. This agreement shall inure to the benefit of assigns and successors of Motorola Solutions.
15.Waiver. The failure of the Company to enforce at any time any provision of this agreement shall in no way be construed to be a waiver of such provision or any other provision hereof.
16.Actions by the Compensation Committee. The Compensation Committee may delegate its authority to administer this agreement consistent with applicable law. The actions and determinations of the Compensation Committee or its delegate shall be binding upon the parties.
17.Consent to Transfer Personal Data. By accepting this award, Grantee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section. Grantee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Grantee’s ability to participate in the LRIP and the Omnibus Plan. Motorola Solutions, its Subsidiaries and Grantee’s employer hold certain personal data about Grantee, that may include his/her name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire date, salary, nationality, job title, any shares of stock held in Motorola Solutions, or details of all PSUs or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the exclusive purpose of managing and administering the LRIP and/or the Omnibus Plan (“Data”). Motorola Solutions and/or its Subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of Grantee’s participation in the LRIP and the Omnibus Plan, and Motorola Solutions and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola Solutions in the implementation, administration and management of the LRIP and/or the Omnibus Plan. Data also may also be shared with the Company’s information technology and human resources service providers, with its legal and professional advisors and with governmental authorities, including taxation authorities. These recipients may be located throughout the world, including the United States. Grantee understand that if Grantee resides outside the United States or in the state of California, Grantee may request a list with the names and addresses of any recipients of Data by contacting Grantee’s human resources representative. The Company has entered into written contracts with its third party service providers to process Grantee’s Data pursuant to the Company’s instructions. The Company does not sell Grantee’s Data. The Company also does not share Grantee’s Data with other recipients other than as stated in this agreement. Grantee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the LRIP and/or the Omnibus Plan, including any requisite transfer of such Data as may be required for the administration of the LRIP and/or the Omnibus Plan and/or the subsequent holding of shares of stock on Grantee’s behalf to a broker or other third party with whom Grantee may elect to deposit any shares of stock acquired pursuant to the LRIP and/or the Omnibus Plan. Grantee understands that Data will be held only as long as is necessary and in accordance with applicable law to implement, administer and manage Grantee’s participation in the LRIP and/or the Omnibus Plan. Grantee understands that if Grantee resides outside the United States or in the state of California, Grantee may, at any time, review Data, request any necessary amendments or corrections to it or withdraw the consents herein in writing by contacting Motorola Solutions; however, withdrawing consent may affect Grantee’s ability to participate in the LRIP and the Omnibus Plan. The Company does not discriminate against Grantee for exercising Grantee’s rights with respect to Grantee’s Data. If Grantee works or resides in the state of California, Grantee acknowledges that Grantee has read the Motorola Solutions U.S. Personnel Privacy Notice available on the Motorola Solutions website at [_____].
18.Remedies for Breach. Grantee hereby acknowledges that the harm caused to the Company by the breach or anticipated breach of Section 2(b) above will be irreparable and further agrees the Company may obtain injunctive relief against Grantee in addition to and cumulative with any other legal or equitable rights and remedies the Company may have pursuant to this agreement, any other agreements between Grantee and the Company for the protection of the Company’s Confidential Information (as defined in Section 20) or law, including the recovery of liquidated damages. Grantee agrees that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in Section 19 below, will, at the request of the Company, be entered on consent and enforced by any such court having jurisdiction over Grantee. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.
19.Governing Law. All questions concerning the construction, validity and interpretation of this Award shall be governed by and construed according to the law of the State of Illinois without regard to any state’s conflicts of law principles. Any disputes regarding this Award or agreement shall be brought only in the state or federal courts of Illinois.
20.Definitions. Any capitalized terms used herein that are not otherwise defined below or elsewhere in this agreement shall have the same meaning provided under the LRIP and the Omnibus Plan.
a.“Confidential Information” means information concerning the Company and its business that is not generally known outside the Company, and includes (i) intellectual property; (ii) the Company’s methods of operation and Company processes; (iii) information regarding the Company’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (iv) information on customers or potential customers, including customers’ names, sales records, prices, and other terms of sales and Company cost information; (v) Company personnel data; (vi) Company business plans, marketing plans, financial data and projections; and (vii) information received in confidence by the Company from third parties. Information regarding products, services or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company or one of its affiliates is considering for broader use, shall be deemed not generally known until such broader use is actually commercially implemented.
b.“Fair Market Value” shall be the closing price for a share of Common Stock on the date on which any PSUs earned pursuant to this Award are paid in accordance with Section 4 above (such date, the “Payment Date”), as reported for the New York Stock Exchange Composite Index in the Wall Street Journal at www.wsj.com. In the event the New York Stock Exchange is not open for trading on the Payment Date, or if the Common Stock does not trade on such day, Fair Market Value for this purpose shall be the closing price of the Common Stock on the last trading day prior to the Payment Date.
21. 409A Compliance Applicable Only to Grantees Subject to U.S. Tax. Notwithstanding any provision in this Award to the contrary, if Grantee is a “specified employee” (certain officers of Motorola Solutions within the meaning of Treasury Regulation Section 1.409A-1(i) and using the identification methodology selected by Motorola Solutions from time to time) on the date of Grantee’s termination of employment, any payment which would be considered “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) that Grantee is entitled to receive upon termination of employment, and which otherwise would be paid or delivered during the six month period immediately following the date of Grantee’s termination of employment, will instead be paid or delivered on the earlier of (a) the first day of the seventh month following the date of Grantee’s termination of employment and (b) Grantee’s death. For purposes of determining the time of payment or delivery of any payment Grantee is entitled to receive upon termination of employment, the determination of whether Grantee has experienced a termination of employment will be determined by Motorola Solutions in a manner consistent with the definition of “separation from service” under the default rules of Section 409A of the Code.
22.Plan Documents. The Omnibus Plan and the Prospectus for the Omnibus Plan are available on the Motorola Solutions website at [_____] and the LRIP is available at [_____]. If Grantee does not have access to the website, Grantee must contact Global Rewards Equity Administration, Motorola Solutions, Inc., 500 W. Monroe Street, Chicago, Illinois 60661 U.S.A. to request LRIP and/or Omnibus Plan documents.

APPENDIX A

Relative TSR Payout Scale*
MSI 3-Year TSR Percentile Rank	Payout Factor**
90th – 100th Percentile	250%
80th – 89.99th Percentile	200%
70th – 79.99th Percentile	175%
60th – 69.99th Percentile	150%
55th – 59.99th Percentile	110%
50th – 54.99th Percentile	90%
45th – 49.99th Percentile	80%
35th – 44.99th Percentile	50%
30th – 34.99th Percentile	30%
< 30.00th Percentile	0%

*“Relative TSR” means the Company’s total stockholder return performance (i.e., (Ending Stock Price – Beginning Stock Price) divided by Beginning Stock Price) relative to the companies listed in the S&P 500 at the beginning of the Performance Period.
“Beginning Stock Price” means the daily average stock price during the three months immediately preceding the first day of Performance Period.
“Ending Stock Price” means the daily average stock price during the three months immediately preceding the last day of the Performance Period, with all dividends deemed reinvested.
**The Compensation Committee reserves the right to reduce the payout, in its discretion, if the Company’s TSR performance during the Performance Period is negative.

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